Exhibit 10.1

AGREEMENT

NIT:	Nanchang Institute of Technology
ZHLD:	Harbin Zhong He Li Da Education Technology Co., Ltd.

Whereas the parties signed a management agreement and a loan agreement on March 4, 2011, after friendly negotiation, the parties agree to the following:

1.
This agreement shall supplement the management agreement and the loan agreement signed on March 4, 2011. During the term of the management agreement, neither party shall cancel the agreement unilaterally.

2.
Both parties agree to establish, before March 21, 2011, Nanchang Institute of Technology College of Vocational Training and Certification (temporary name, “Training College”). According to the needs of the Training College, NIT shall provide facilities for free (including, but not limited to: teaching space, part of the teaching facilities and dorms for teachers, employees and students). ZHLD shall provide the teachers, the curriculum and the certificates of vocational training and pay all the expenses incurred in the teaching process.

3.
The Training College shall start its operation on March 21, 2011. The Training College shall be managed by ZHLD with independent financial budget. NIT shall have the obligation and responsibility to supervise the operation and cooperate with ZHLD. Pursuant to the management agreement and to facilitate the teaching activities, NIT agrees to obtain ZHLD’s main representative(s) to be college-level employee(s). These employee(s) shall participate in the regular teaching and managing activities of NIT.

4.
Both parties agree that 20% of the total revenue shall be paid to NIT as management fee and the remaining 80% shall be used to cover the Training College’s daily expenses, teaching expenses, etc. and shall be controlled and managed by ZHLD.

5.
Both parties agree that the Training College shall be fully responsible for the relevant vocational trainings (non-degree trainings, amateur trainings or online trainings with NIT’s own diploma, such as computer training, language training, welding training, China study training, accounting training, other professional certificate trainings and college student career plan trainings, etc., not including driving training) of both NIT’s on-campus and off-campus students. NIT agrees not to develop on its own or with third party similar training programs.

6.
If either party fails to perform under the above provisions, it shall be deemed to have breach the contract. The non-breaching party shall have the right to seek compensation for the breaching party and damages equal to the revenue of the Training College in the last year.

7.	After the expiration of the management agreement, if the Training College is still in operation, the relevant issues shall be solved pursuant to this agreement.
8.	If there are issues not included in the agreement, the parties shall negotiate.
9.	There are four original copies of this agreement, with each party holding two. The agreement shall be effective since execution.

/stamp/ Nanchang Institute of Technology
Representative: /s/Xiaolin Qiu
Date: March 21, 2011

/stamp/ Harbin Zhong He Li Da Education Technology Co., Ltd.
Representative: /s/Xiqun Yu
Date: March 21, 2011